Exhibit (d)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA VARIABLE PORTFOLIOS, INC.

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya Global High Dividend Low	0.56% on first $500 million of assets;
0.53% on next $500 million of assets; and
Volatility Portfolio
0.51% thereafter

Voya Index Plus LargeCap	0.45% on all assets
Portfolio

Voya Index Plus MidCap Portfolio	0.50% on all assets

Voya Index Plus SmallCap	0.50% on all assets
Portfolio

0.48% on first $500 million of assets;
Voya International Index Portfolio	0.46% on next $500 million of assets;
0.44% on next $500 million of assets;
0.42% on next $500 million of assets;
and 0.40% thereafter

Voya Russell™ Large Cap	0.50% on first $500 million of assets;
0.48% on next $500 million of assets; and
Growth Index Portfolio
0.46% thereafter

Voya Russell™ Large Cap Index	0.35% on first $1 billion of assets;
0.33% on next $1 billion of assets; and
Portfolio
0.31% thereafter

Voya Russell™ Large Cap Value	0.50% on first $250 million of assets;
0.40% on next $250 million of assets; and
Index Portfolio
0.35% thereafter

A-1

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya Russell™ Mid Cap Growth	0.50% on first $500 million of assets;
0.48% on next $500 million of assets; and
Index Portfolio
0.46% thereafter

Voya Russell™ Mid Cap Index	0.41% on first $2 billion of assets;
0.34% on next $2 billion of assets; and
Portfolio
0.28% thereafter

Voya Russell™ Small Cap Index	0.43% on first $1 billion of assets;
0.41% on next $1 billion of assets; and
Portfolio
0.39% thereafter

Voya Small Company Portfolio	0.75% on all assets

0.39% on first $500 million of assets;
0.37% on next $500 million of assets;
Voya U.S. Bond Index Portfolio	0.35% on next $1 billion of assets;
0.33% on next $2 billion of assets;

0.31% on next $2 billion of assets; and
0.29% thereafter

A-2